EXHIBIT 10.3

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Agreement”) is entered into effective as of July 23, 2008 (the “Effective Date”) by and between GTC Biotherapeutics, Inc. (“GTC”, and together with its controlled affiliates and subsidiaries, the “Company”), a Massachusetts corporation with its principal executive offices at 175 Crossing Boulevard, 4th Floor, Suite 410, Framingham, MA 01702-9322; and Geoffrey F. Cox (“Executive”), with a residence in Boston, Massachusetts hereby amends and restates, in its entirety, that Executive Employment Agreement dated as of July 17, 2001 (the “Original Employment Agreement”), by and between GTC (under its former name of Genzyme Transgenics Corporation) and Executive.

ARTICLE 1

EMPLOYMENT OF EXECUTIVE

1.1 Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive in a full time capacity to serve as Chairman of the Board and Chief Executive Officer of GTC and to perform such specific duties that are normal and customary to such positions as may reasonably be assigned to Executive from time to time by the Board of Directors of GTC for the period commencing on the Effective Date and continuing until terminated as herein expressly provided. Executive hereby accepts such employment for the term hereof.

1.2 Board Membership. Subject to Executive’s continued employment with the Company, GTC will nominate Executive for re-election at each annual meeting of stockholders at which his term expires.

1.3 No Conflicting Commitments. During the period of Executive’s full time employment with the Company, Executive will not undertake any commitments which might materially impair Executive’s performance of his duties as a full time employee of the Company. Notwithstanding anything herein to the contrary the Executive shall have the right to continue to serve on the Board of Directors of Nabi Biopharmaceuticals, and may from time to time serve on such other boards of directors, or boards of trustees, of both for-profit and not-for-profit organizations, provided that such organizations are not directly competitive with the business of GTC and such service does not materially impair Executive’s performance of his duties hereunder.

ARTICLE 2

COMPENSATION

For all services to be rendered by Executive to the Company pursuant to this Agreement, the Company shall pay to Executive the compensation and provide for Executive the benefits set forth below:

2.1 Base Salary. From the Effective Date through December 31, 2008, the Company shall pay to Executive a base salary (the “Base Salary”) of $40,000 per month (equivalent to an annual rate of $480,000), prorated during the period Executive is employed hereunder and payable in substantially equal installments in accordance with GTC payroll practice as in effect from time to time. With respect to subsequent periods during the term of this Agreement, the Compensation Committee of the Board of Directors of GTC (the “Committee”) will review Executive’s base salary and other compensation from time to time and may make adjustments to such base salary and determine such bonus based upon, among other factors: (a) Executive’s performance, (b) GTC’s performance, (c) changes in costs of living, (d) changes in Executive’s responsibilities, and (e) the benefit to GTC of Executive’s efforts on its behalf; provided that Executive’s base salary shall not be less than the Base Salary during the term of this Agreement.

2.2 Bonuses. In addition to the Base Salary, Executive shall be eligible to earn an annual cash incentive bonus of not less than forty percent (40%) of Executive’s then current Base Salary on an annualized basis, based on Executive’s achievement of certain individual and corporate objectives established jointly by the Committee and Executive. Such cash bonus, if earned, will be payable to Executive annually within one hundred twenty (120) days after the end of the calendar year for which it is earned.

2.3 Participation in Equity Incentive Plans. Executive shall be entitled to participate, to the extent and in the manner determined by GTC’s Board of Directors in its absolute discretion, in any stock option, stock purchase or other equity incentive plan established by the Company from time to time, it being the understanding of the Company and Executive that such participation would be for the purpose of providing Executive additional opportunities for equity participation in the Company.

2.4 Fringe Benefits. In addition to Executive’s base salary and bonus, Executive shall be entitled to participate in all employee benefit plans or programs of GTC. GTC does not guarantee the adoption or continuance of any particular employee benefit or stock plan or other program during the term of this Agreement, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. Executive shall be entitled to four (4) weeks paid vacation each year in accordance with applicable Company policy. Health and dental plans shall cover Executive and his dependents as they do for other GTC executives. Such health and dental plans comply with ERISA and COBRA to the extent applicable. Under current health insurance policies, such COBRA rights will commence on termination of the period over which severance payments are made under Section 3.2.

2.5 Expenses. The Company shall reimburse Executive for all ordinary and necessary business expenses incurred in the performance of Executive’s duties under this Agreement, provided that Executive accounts properly for such expenses to the Company in accordance with the general corporate policies of the Company and in accordance with the requirements of the Internal Revenue Service regulations under the Code relating to substantiation of expenses.

ARTICLE 3

TERMINATION

3.1 Termination. Executive’s employment hereunder shall terminate upon the occurrence of any of the following events:

(a) Executive’s death or inability, by reason of physical or mental impairment, to perform substantially all of Executive’s duties as contemplated herein for a continuous period of 120 days or more;

(b) The termination of Executive’s employment hereunder for Cause by the Board of Directors of GTC, at its option, to be exercised by delivery of written notice to Executive;

(c) The termination of Executive’s employment hereunder by the Board of Directors of GTC, at its option, without Cause, to be exercised by delivery of written notice to Executive; or

(d) The termination of Executive’s employment hereunder by Executive to be exercised by delivery of thirty (30) days prior written notice from Executive to the Company, other than for Good Reason; or

(e) The termination of Executive’s employment hereunder by Executive if the Company breaches any material duty or obligation hereunder and such breach is continuing and has not been waived by the Executive, and if the Executive has provided written notice to the Company of the existence of such breach within ninety (90) days of its initial existence and the Company has failed to cure such breach within thirty (30) days after such notice.

For purposes of this Agreement, “Cause” shall mean (i) Executive’s breach of any material duty or obligation hereunder after written notice of such breach has been given to the Executive by the Board of Directors and such breach shall have continued for thirty (30) days after receipt of such notice, or intentional or grossly negligent conduct that is materially injurious to GTC, as reasonably determined by GTC’s Board of Directors, or (ii) willful failure to follow the reasonable directions of GTC’s Board of Directors after written notice of such failure has been given to the Executive by the Board of Directors and such failure shall have continued for thirty (30) days after receipt of such notice.

3.2 Payments Upon Termination. Notwithstanding any other provisions in this Agreement to the contrary:

(a) If Executive’s employment with the Company or its successor in interest terminates pursuant to Sections 3.1(a), 3.1(b), or 3.1(d): (i) all payments and benefits provided to Executive under this Agreement shall cease as of the date of termination of employment and Executive shall be entitled to receive any unpaid Base Salary accrued through the date, plus credit for any vacation earned but not taken and the amount, if any, and any bonus awarded for the past fiscal year which has not yet been paid to Executive; and (ii) all further vesting on all stock options to purchase Common Stock of GTC then held by Executive on that date shall immediately cease as of the date of termination of employment and thereafter such stock options shall be exercisable by Executive in accordance with their respective terms.

(b) If Executive’s employment with the Company or its successor in interest terminates pursuant to Section 3.1(c) or 3.1(e), Executive shall be entitled to the benefits provided in Section 4.2 hereof.

ARTICLE 4

TERMINATION FOLLOWING CHANGE IN CONTROL

4.1 Termination of Employment Following Change in Control. If a Change in Control of the Company shall have occurred, Executive shall be entitled to the benefits provided in Section 4.2 hereof upon the subsequent termination of Executive’s employment within twelve (12) months after the effective date of such Change in Control, unless such termination is (a) because of Executive’s death or Retirement, (b) by the Company for Cause or (c) by Executive other than for Good Reason. For purposes of this Agreement:

(a) “Change in Control of the Company” shall mean:

(i) the acquisition by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934) from any party of an amount of GTC’s Common Stock so that such person holds or controls 50% or more of GTC’s Common Stock;

(ii) a merger or similar combination after which 49% or more of the voting stock of the surviving corporation is held by persons who were not stockholders of GTC immediately prior to such merger or combination;

(iii) an acquisition, merger or similar combination or a divestiture of a substantial portion of the Company’s business after which Executive’s role is not substantially the same as such role prior to the transaction;

(iv) the election by the stockholders of GTC of 20% or more of the directors of GTC other than pursuant to nomination by the Company’s independent directors or any committee thereof; or

(v) the sale by the Company of all or substantially all of its assets or business.

(b) “Good Reason” shall mean termination by Executive after a Change in Control upon:

(i) the assignment of any duties to Executive inconsistent with Executive’s position, duties, responsibilities and status with the Company immediately prior to the Change in Control, or a change in Executive’s reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control, or any removal of Executive from or any failure to re-elect Executive to any of such positions except in connection with the termination of Executive’s employment for Cause or Retirement or as a result of Executive’s death or by Executive other than for Good Reason, each without Executive’s express written consent;

(ii) a reduction by the Company in Executive’s Base Salary as in effect on the date hereof or as the same may be increased from time to time;

(iii) the Company’s requiring Executive to be based anywhere other than within sixty (60) miles of Executive’s office location immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations in the twelve months immediately prior to the Change in Control without Executive’s express written consent; or

(iv) the failure by the Company to obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in Section 6.3 hereof;

provided, however, that upon the occurrence of any event giving rise to any of the foregoing conditions, the Executive must provide written notice to the Company of the existence of the good reason condition within ninety (90) days of its initial existence, and the Company shall have a period of thirty (30) days to cure the condition giving rise to such notice. In the event the Company cures or corrects the specific Good Reason condition within the time period specified above and the Executive is satisfied that the Company has cured the specific condition set forth in the written notice, Good Reason termination shall not be deemed to exist with respect to the specific condition set forth in the written notice.

(c) “Retirement” shall mean termination of Executive’s employment in accordance with GTC’s retirement policy, including early retirement, generally applicable to its salaried employees.

4.2 Payments Upon Termination Without Cause, For Good Reason, Following Change in Control. In addition to, and not in limitation of, the provisions of Article 3, if, within twelve (12) months after a Change in Control of the Company, Executive’s employment is terminated (a) by the Company or its successor in interest other than for Cause or Retirement or (b) by Executive for Good Reason, then Executive shall be entitled to the benefits provided below:

(a) Back Salary Payment. The Company shall pay Executive any unpaid Base Salary accrued through the date of termination at the rate in effect at the time notice of termination is given, plus credit for any vacation earned but not taken and the amount, if any, and any bonus awarded for the past fiscal year which has not yet been paid to Executive;

(b) Severance Payment. The Company shall pay Executive an aggregate severance payment equal to (i) twenty-four months of Base Salary in effect on the date of termination and (ii) an amount equal to Executive’s maximum incentive bonus that would next be payable to him and would otherwise be due to Executive if such termination had not occurred and the maximum amount of such bonus had been fully earned, pro rated on the basis of the number of days that have elapsed between the beginning of the bonus period in which such termination occurs and the date of termination (the “Severance Amount”), which Severance Amount shall be payable in substantially equal monthly installments over a 24-month period following the date of termination, with the first installment being paid within thirty (30) days following the date of termination and continuing for the full period provided herein notwithstanding the death of Executive during such period.

(c) Continuation of Benefits. The Company shall maintain in full force and effect, for Executive’s continued benefit until the earlier of (a) the end of the 24th calendar month following the date of termination of employment or (b) Executive’s commencement of full time employment with a new employer, all life insurance, medical, health and accident insurance, and disability plans, programs or arrangements in which Executive was entitled to participate immediately prior to the date of termination, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive’s participation in any such plan or program is barred, the Company shall arrange to provide Executive with benefits substantially similar to those which Executive was entitled to receive under such plans and programs at its expense. If the Company provides the Executive with any health, dental or other benefits under or outside of its plans and such benefits are taxable to the Executive, the Company’s payment for any such benefit shall be equal to the cost of such benefit and shall be paid on a monthly basis; and

(d) Accelerated Vesting of Stock Options. Any stock options to purchase Common Stock of GTC then held by the Executive on the date of termination which are then subject to vesting shall, notwithstanding any contrary provision in this Agreement or the Plan pursuant to which such options had been granted, become fully vested and exercisable on the date of termination, and each of such stock options shall remain exercisable by the Executive until the earlier of (a) the end of the original maximum term of the respective stock option or (b) twenty-four (24) months after the date of termination. Executive acknowledges that any incentive stock options exercised more than ninety days after the date of termination shall no longer qualify as incentive stock options under the Code.

4.3 Limitation on Benefit Payments. The benefits payable under this Agreement are subject to the limitation that, when added to the aggregate present value of any other payments in the nature of compensation to Executive which are contingent on a Change of Control within the meaning of Section 280G(b)(2)(A)(i) of the Code, they may not exceed 2.99 times the “base amount” as defined in Section 280G(b)(3)(a) of the Code.

4.4 Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Executive’s separation from service with the Company, no payment or benefit payable or provided to the Executive pursuant to this Agreement that constitute an item of deferred compensation under Code Section 409A and becomes payable by reason of the Executive’s termination of employment with the Company will be paid or provided to the Executive prior to the earlier of (i) the expiration of the six (6) month period following the date of the Executive’s “separation from service” (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of the Executive’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The payments and benefits to which the Executive would otherwise be entitled during the first six (6) months following his separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the date that is six (6) months and one day following the Executive’s separation from service (or if such date does not fall on a business day of the Company, the next following business day) and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein.

ARTICLE 5

CONFIDENTIAL INFORMATION AND NON-COMPETITION

As a condition to the Company’s obligations hereunder, Executive will execute a confidentiality and non-competition agreement pertaining to the intellectual property and confidential information of the Company and the Company’s standard form of non-competition provision for executive officers and key employees. The obligations of Executive under this Article 5 and the agreements referenced in this paragraph shall survive termination of this Agreement for any reason.

ARTICLE 6

MISCELLANEOUS

6.1 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

6.2 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective lawful successors and assigns and upon Executive’s heirs and personal representatives.

6.3 Assignment. This Agreement may not be assigned, in whole or in part, by any party without the prior written consent of the other party, except that GTC may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which GTC may merge or consolidate, or to which GTC may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, GTC. After any such assignment by GTC, GTC shall be discharged from all further liability hereunder and such assignee shall have all the rights and obligations of GTC under this Agreement.

6.4 Entire Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreement or understanding relating to Executive’s employment with or compensation by the Company.

6.5 Notices. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to the Company, to:

GTC Biotherapeutics, Inc.

175 Crossing Boulevard

4th Floor, Suite 410

Framingham, MA 01702-9322

Attention: Chief Financial Officer

with a copy to:

Nathaniel S. Gardiner, Esq.

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, Massachusetts 02199

If to Executive, to:

Geoffrey F. Cox at his then current address on the payroll records of the Company;

or such other address as either party hereto shall have designated by notice in writing to the other party.

6.6 Amendments. This Agreement may be amended, supplemented or otherwise modified at any time, but only by an instrument in writing signed by the parties hereto.

6.7 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of law provisions.

6.8 Severability. In case any provision hereof shall, for any reason, be held to be invalid or unenforeceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall, for any reason, be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.

6.9 Survival. Articles 5 and 6 shall survive the termination of this Agreement for the periods of time indicated therein or indefinitely if no period of time is indicated.

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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

EXECUTIVE:

/s/ Geoffrey F. Cox
Geoffrey F. Cox

COMPANY:

GTC BIOTHERAPEUTICS, INC.

By:	/s/ John B. Green
Name:	John B. Green
Title:	Senior Vice President